Exhibit (a)(5)(G)

Thermo Fisher Scientific Announces Receipt of All Required Regulatory Approvals

for Proposed Acquisition of Patheon

Tender Offer Scheduled to Expire at 5:00 p.m., New York City Time, on August 28, 2017

WALTHAM, Mass., August 23, 2017 — Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, announced that all required antitrust clearances have been obtained for the previously announced all-cash tender offer by its wholly owned subsidiary, Thermo Fisher (CN) Luxembourg S.à r.l., to purchase all of the outstanding ordinary shares of Patheon N.V. (NYSE: PTHN).

Competition authorities in Brazil approved the transaction on August 7, 2017, initiating a 15 calendar-day comment period, which expired on August 22, 2017. Additionally, the European Commission approved the transaction today.

As a result of the antitrust approvals, Thermo Fisher expects to complete the tender offer promptly following the expiration of the offer, which is scheduled to expire at 5:00 p.m., New York City time, on August 28, 2017.  Completion of the tender offer is subject to the satisfaction of conditions described in the tender offer statement on Schedule TO filed by Thermo Fisher with the U.S. Securities and Exchange Commission on May 31, 2017 (as amended and supplemented, the “Schedule TO”).

American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has advised Thermo Fisher that as of 5:00 p.m., New York City time, on August 22, 2017, 120,161,513 Patheon ordinary shares, representing approximately 82.8% of the outstanding Patheon ordinary shares, had been validly tendered pursuant to the tender offer and not properly withdrawn.

D.F. King & Co. is acting as information agent for the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King toll free at 800-487-4870 (for shareholders) or collect at 212-269-5550 (for banks and brokers).

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $18 billion and more than 55,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands — Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services — we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Forward-Looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent and pending acquisitions, including the proposed transaction, may not materialize as expected; the proposed transaction not being timely completed, if completed at all; prior to the completion of the transaction, Patheon’s business may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed transaction; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings,” and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in Patheon’s Annual Report on Form 10-K for the year ended October 31, 2016 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended January 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended April 30, 2017, each of which is on file with the SEC and available in the “Investor Relations” section of Patheon’s website, ir.patheon.com, under the heading “SEC Filings,” and in other documents Patheon files with the SEC. While Thermo Fisher may elect to update forward-looking statements at some point in the future, Thermo Fisher specifically disclaims any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing Thermo Fisher’s views as of any date subsequent to today.

Additional Information and Where to Find It

The tender offer referenced herein commenced on May 31, 2017.  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Patheon or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher and its acquisition subsidiary have filed with the SEC.  On May 31, 2017, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, was filed with the SEC by Thermo Fisher and its acquisition subsidiary and a solicitation/recommendation statement on Schedule 14D-9 was filed with the SEC by Patheon with respect to the tender offer. The offer to purchase all of the outstanding ordinary shares of Patheon is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION.  INVESTORS AND SHAREHOLDERS OF PATHEON ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES.

The tender offer materials (including the offer to purchase and the related letter of transmittal and the other tender offer documents), the solicitation/recommendation statement and other documents filed with the SEC by Thermo Fisher or Patheon may be obtained free of charge at the SEC’s website at www.sec.gov or at Patheon’s website at www.patheon.com or by contacting Patheon’s investor relations department at 919-226-3165 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111. In addition, investors and shareholders of Patheon may obtain free copies of the tender offer materials by contacting D.F. King & Co., Inc., Thermo Fisher’s information agent for the tender offer.

Media Contact Information:	Investor Contact Information:
Karen Kirkwood	Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com